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                                                                       EXHIBIT 5

                                August 12, 1998

Linkon Corporation
140 Sherman Street
Fairfield, Connecticut 06430

Re: Linkon Corporation -- Registration Statement on Form S-2 (No. 333-53855)
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Ladies and Gentlemen:

        We have acted as special Nevada counsel to Linkon Corporation, a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-2 (No. 333-53855), as amended by Amendment No. 1 dated August 12, 1998 (as so amended, the "Registration Statement"), of the Company, covering the offer and sale of up to four million eighty thousand five hundred and three (4,080,503) shares of the Common Stock of the Company, $0.001 par value per share (the "Shares"), including two million four hundred thousand (2,400,000) Shares which were sold pursuant to a subscription agreement, dated April 6, 1998, among the Company, RG Capital Fund, LLC, a New York limited liability company ("RG"), and other investors designated by RG, and which are currently issued and outstanding (the "Issued Shares"), and one million six hundred eighty thousand five hundred and three (1,680,503) Shares that are issuable upon the exercise of certain warrants (the "Warrant Shares"), all of which Shares are to be sold by certain selling stockholders (the "Selling Stockholders").

        In rendering the opinions set forth herein, we have examined executed copies, telecopies or photocopies of: (i) the Registration Statement; (ii) the Certificate of Incorporation of the Company, as amended, certified by the Nevada Secretary of State; (iii) the By-laws of the Company, as amended, certified by the Secretary of the Company; (iv) a specimen stock certificate representing the Warrant Shares, (v) resolutions of the Board of Directors of the Company authorizing, among other things, the issuance of the Shares, certified as of the date hereof by the Secretary of the Company; and (vi) such other records, documents, certificates and other instruments as in our judgment are necessary or appropriate as a basis for the opinions expressed below. We have further assumed that at no time has the issued and outstanding capital stock of the Company, including without limitation, capital stock to be issued (whether reserved for issuance or not) pursuant to any options, warrants or other agreements entitling the holders thereof to receive capital stock in the
Company, exceeded the authorized capital stock of the Company. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the documents, (i) through (vi) above.
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                                                              Linkon Corporation
                                                                 August 12, 1998
                                                                          Page 2

        In our examination of such documents we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. In rendering the opinions hereafter, we have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein, and such documents and instruments as we have deemed appropriate. As to any facts material to this opinion letter which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, including, but not limited to, the officer's certificate delivered to us on this date.

        Based upon the foregoing, and in reliance thereon, and subject to the qualifications, assumptions, and exceptions heretofore and hereinafter set forth, we are of the opinion that: (1) the Issued Shares have been duly authorized and validly issued, and are fully paid and nonassessable; (2) the Warrant Shares, assuming, (i) the conformity of the certificates representing such Shares to the specimen thereof examined by us, and (ii) the due execution and delivery of such certificates, when issued in accordance with the terms of such warrants, for the consideration expressed therein, will be duly and validly issued, fully paid and nonassessable.

        We do not express, or purport to express, any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Nevada.

        This opinion letter is intended solely for the use of the addressees in connection with the filing of the Registration Statement. It may not be relied upon by any other person or for any other purpose, or reproduced or filed publicly by any person, without the written consent of this firm. Notwithstanding the foregoing, we hereby consent to the filing of this letter as an exhibit to the Registration Statement and further consent to the use of our name under the heading "Legal Matters" in the Registration Statement and the prospectus which forms a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or any changes in law which may hereafter occur.




                                        Very truly yours,

                                        /s/ Sklar Warren & Conway LLP

                                        SKLAR WARREN & CONWAY LLP